Exhibit 99
Form 3 Joint Filer Information

Name:	China Direct Investments, Inc.

Address:	431 Fairway Drive, Suite 200
Deerfield Beach, Florida 33441

Designated Filer:	China Direct Industries, Inc.

Issuer & Ticker Symbol:	Big Tree Group, Inc. (BIGG)

Date of Event Requiring Statement:	November 26, 2012

Signature:	China Direct Investments, Inc.

By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, President

Name:	Capital One Resource Co., Ltd.

Address:	Rm 804, Sino Centre
582-592 Nathan Rd., Kln
Hong Kong

Designated Filer:	China Direct Industries, Inc.

Issuer & Ticker Symbol:	Big Tree Group, Inc. (BIGG)

Date of Event Requiring Statement:	November 26, 2012

Signature:	Capital One Resource Co., Ltd.

By: /s/ Robert Zhuang
Robert Zhuang, General Manager